Exhibit 11. Computation Re: Earnings Per Share

      (amounts in thousands, except per share amounts) (unaudited)

                                        Three Months Ended,                                     Nine Months Ended,
                        ---------------------------------------------------    ---------------------------------------------------
                           September 30, 2004         September 30, 2003          September 30, 2004        September 30, 2003
                        ------------------------   ------------------------    ------------------------   ------------------------
                                Weighted   Per             Weighted   Per              Weighted   Per             Weighted   Per
                                Average   Share            Average   Share             Average   Share            Average   Share
                        Income   Shares   Amount   Income   Shares   Amount    Income   Shares   Amount   Income   Shares   Amount
                        ------  --------  ------   ------  --------  ------    ------  --------  ------   ------  --------  ------

Basic Earnings per
   Common Share
Income available
   to common
   shareholders         $4,661   12,744   $0.37    $4,511   12,772   $0.35     $13,002   12,751   $1.02   $12,054   11,483   $1.05
                                          =====                      =====                        =====                      =====

Effect of
   Dilutive Shares
Options issued to
   management                       232                        198                          231                        151
                                 ------                     ------                       ------                     ------

Diluted Earnings per
   Common Share         $4,661   12,976   $0.36    $4,511   12,970   $0.35     $13,002   12,982   $1.00   $12,054   11,634   $1.04
                        ======   ======   =====    ======   ======   =====     =======   ======   =====   =======   ======   =====